Microsoft Word 10.0.4009;


          A conference call regarding this earnings release
          is scheduled for 9 a.m. Eastern, Tuesday, April 15, 2003. Dial in at
          1.630.395.0023 or log on to www.emmis.com
                                           -------------

                                         Contacts:
                                         Walter Berger, EVP & CFO
                                         Kate Healey, Media & Investor Relations
                                         317.266.0100
For Immediate Release
Tuesday, April 15, 2003

     Emmis Communications Reports 4th Quarter and Full Year Results Emmis Beats Wall Street Estimates; Pro Forma Station Operating Income Up 24%; Pro Forma Net Revenue Up 9 %

Indianapolis...Emmis Communications Corporation (NASDAQ: EMMS) today announced results for its fourth fiscal quarter and full year ending Feb. 28, 2003.

"Emmis has emerged as a company that is stronger and better positioned than ever before," Emmis Chairman and CEO Jeff Smulyan said. "Our numbers bear that out:
This year we were able to build our overall net revenue and operating margin in a difficult environment while also reducing our debt level. Our radio division grew in ratings and share, turned back a serious competitive challenge in New York, and continued our market-leading position in Los Angeles. In television, we combined a heavy news emphasis with smart programming choices and political dollars to create ratings and revenue share growth at nearly every station. TV Division revenues were up 14 percent and station operating income was up 31 percent, giving us among the highest growth rates in the television industry."

For its fourth fiscal quarter, Emmis' station operating income was $37.6 million, compared to $30.6 million for the same quarter of the prior year, an increase of 23%. On a pro forma basis, station operating income increased 24%. A table that reconciles reported results to pro forma results is below, as well as a table which reconciles operating income to station operating income.

Net revenue for the quarter was $126.8 million compared to $118.6 million for the same quarter of the prior year, an increase of 7%. On a pro forma basis, net revenue for the quarter was $126.8 million compared to $116.2 million for the same quarter of the prior year, an increase of 9%.

For the full year, net revenue grew to $562.4 million from $539.8 million, a 4% increase over the prior year. Station operating income grew to $213.1 million from $185.7 million, a 15% increase over the previous year.

On a pro forma basis, net revenue grew 6% and station operating income grew 17% over the previous year.

These results significantly exceed the company's previous guidance as well as Wall Street estimates for revenues and station operating income. Earnings Per Share (EPS) for the quarter was a loss of $0.14 compared to a loss of $0.72 for the same quarter of the prior year. Approximately $0.16 of this $0.58 increase relates to the company's adoption of SFAS No. 142, which had the impact of eliminating the company's amortization expense for goodwill and FCC licenses.

                                                               -more-


Add One/Emmis

International radio net revenues and station operating expenses for the quarter were $3.8 million and $2.0 million, respectively.

Phase II from the Winter 2002 Arbitron ratings information for the New York market was released in March, and Emmis again posted stellar results. WQHT remained a solid #1 in its target demographic (18-34) with a 10.0 share. WRKS moved to #4 (25-54) with a 4.5 share, up from 12th place just last year. WQCD remained in 7th place (25-54) with a 3.9 share. In Los Angles, KPWR-FM remains #1 (12+) in the ratings, and was the #6 biller in the U.S. last year.

With the adoption of Regulation G by the SEC, station operating income replaces broadcast cash flow as the metric used by management to assess the performance of our stations. Although it is calculated in the same manner as broadcast cash flow, management believes that using the term "station operating income" provides a more accurate description of the performance measure. See below for a further discussion of station operating income.

During the 4th Quarter, the company announced that Peter Lund, the former President and Chief Executive Officer of CBS Inc. and CBS Television and Cable, joined the Emmis Board of Directors.

Subsequent to the year end, Emmis announced that the company had signed an agreement with Sinclair Telecable Inc. to purchase 50.1% of a six-station radio cluster in Austin, Texas for approximately $105 million. The radio stations involved are KLBJ-AM (590 News-Talk), KLBJ-FM (93.7 Rock), KGSR-FM (107.1 Adult Alternative), KROX-FM (101.5 Alternative), KEYI-FM (103.5 Oldies), and KXMG-FM (93.3 CHR). Emmis already owns Texas Monthly in the market. The transaction is expected to close during the company's 2nd fiscal quarter.

On March 3, Emmis announced it had completed the previously announced purchase of WBPG-TV, the WB affiliate in Mobile/Pensacola, giving Emmis a second station in the nation's #63 market and growing Emmis Television to 16 properties.

The follow table reconciles reported results to pro forma results:

                           Quarter ended February 28,  %change   Year ended February 28,   % Change
                                                        -----                               --------
                              2003          2002                  2003        2002
                              ----          ----                  ----        ----

Reported net revenues       $126,791      $118,633       7%       $562,363    $539,822         4%
Less: net revenues
   from assets disposed             -       (2,481)              (1,238)    (11,968)
                                    -       -------              -------    --------
Pro forma net revenues        126,791      116,152       9%        561,125     527,854         6%

Reported station operating
   expenses, excluding
   non-cash compensation       89,175       88,055       1%        349,251     354,157         -1%
Less: station operating
   expenses, excluding non-cash
   compensation from assets disposed-      (2,186)                 (708)     (8,649)
                                    -      -------                 -----     -------
Pro forma station
   operating expenses, excluding
   non-cash compensation       89,175       85,869       4%        348,543     345,508         1%
                               ------       ------               -------     -------
Reported station
   operating income           $37,616      $30,578       23%      $213,112    $185,665         15%
                              =======      =======                ========    ========
Pro forma station
   operating income           $37,616      $30,283       24%      $212,582    $182,346         17%
                              =======      =======                ========    ========



                                                               -more-

Add Two/Emmis

1st Quarter Guidance
                              Quarter ended 5/31/03    Quarter ended 5/31/02 (A)
                              ---------------------    ---------------------
Net Revenues:
Domestic Radio                           $61,700                  60,500
Foreign Radio                              2,700                   2,200
                                           -----                   -----
     Total Radio                          64,400                  62,700
Television                                59,000                  57,200
Publishing                                17,400                  16,900
                                          ------                  ------
     Total net revenues                  140,800                 136,800

Station Operating Expenses, excluding non-cash compensation:
Domestic Radio                            32,500                  31,900
Foreign Radio                              2,400                   2,500
                                           -----                   -----
     Total Radio                          34,900                  34,400
Television                                38,000                  36,800
Publishing                                15,600                  15,100
                                          ------                  ------
     Total station operating expenses,
     excluding non-cash comp:             88,500                  86,300

Corporate Expenses                         6,000                   5,200

(A) Emmis sold two Denver radio stations in May 2002. Net revenues and station operating expenses for the three months ended May 31, 2002 were $1.2 million and $0.7 million, respectively.

Emmis will host a conference call regarding this information on Tuesday, April 15, 2003 at 9 a.m. Eastern at 1.630.395.0024, with a replay available until Tuesday, April 22, 2003 at 1.402.220.3834, or listen on-line by logging on to www.emmis.com. The website, under the Press Room tab, also contains GAAP information and reconciliation for certain non-GAAP financial measures discussed on the call.

Emmis Communications - Great Media, Great People, Great Service sm
Emmis Communications is an Indianapolis-based diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations. Emmis' 18 FM and 3 AM domestic radio stations serve the nation's largest markets of New York, Los Angeles and Chicago as well as Phoenix, St. Louis, Indianapolis and Terre Haute, IN. In addition, Emmis owns two radio networks, three international radio stations, 16 television stations, award-winning regional and specialty magazines, and ancillary businesses in broadcast sales and publishing. Emmis has announced the acquisition of a majority interest in six radio stations in Austin, Texas. Pending approvals from the Federal Communications Commission and other regulatory agencies, the transaction is expected to close in the company's second fiscal quarter. After the close of the transaction, Emmis will own 27 radio stations in eight markets.

The information in this news release is being widely disseminated in accordance with the Securities & Exchange Commission's Regulation FD.

Emmis generally evaluates the performance of its operating entities based on station operating income. Management believes that station operating income is useful because it provides a meaningful comparison of operating performance between companies in the industry and serves as an indicator of the market value of a group of stations or publishing entities. Station operating income is generally recognized by the broadcast and publishing industries as a measure of performance and is used by analysts who report on the performance of broadcasting and publishing groups. Station operating income does not take into account Emmis' debt service requirements and other commitments and, accordingly, station operating income is not necessarily indicative of amounts that may be available for dividends, reinvestment in Emmis' business or other discretionary uses. -more- Add Three/Emmis

Station operating income is not a measure of liquidity or of performance in accordance with accounting principles generally accepted in the United States, and should be viewed as a supplement to and not a substitute for our results of operations presented on the basis of accounting principles generally accepted in the United States. Moreover, station operating income is not a standardized measure and may be calculated in a number of ways. Emmis defines station operating income as revenues net of agency commissions and station operating expenses, excluding non-cash compensation.

Certain statements included above which are not statements of historical fact, including financial data for quarters or other periods that are not yet completed and statements identified with the words "continues," "expect," "will," or "would" are intended to be, and are, identified as "forward-looking statements," as defined in the Securities and Exchange Act of 1934, as amended, and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Emmis to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions; fluctuations in the demand for advertising; increased competition in the broadcasting industry including the implementation of competing formats in large markets; changes in the costs of programming; changes in interest rates; inability to grow through suitable acquisitions, including the desired radio; future terrorist attacks or other large-scale disasters; wars and other events creating economic uncertainty; and other factors mentioned in documents filed by Emmis with the Securities and Exchange Commission, including the current report on Form 8-K/A, July 15, 2002. Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise. -30- Note: One-page financial schedule attached. Note: If you would like to receive Emmis news via email, please send an email to ir@emmis.com

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL DATA (Unaudited, dollars in thousands, except per share data)


                                              Three months ended February 28,           Twelve months ended February 28,
                                            ----------------------------------         ----------------------------------

                                                   2003               2002                 2003               2002
                                                   ----               ----                 ----               ----
OPERATING DATA:
Net revenues:
  Radio                                          $ 56,494          $ 55,209             $ 254,818          $ 262,077
  Television                                       52,259            47,112               234,752            206,529
  Publishing                                       18,038            16,312                72,793             71,216
    Total net revenues (a)                        126,791           118,633               562,363            539,822
Station operating expenses, excluding noncash compensation:
  Radio                                            34,592            37,836               138,385            149,059
  Television                                       38,225            34,491               148,041            140,325
  Publishing                                       16,358            15,728                62,825             64,773
    Total station operating expenses, excluding
         noncash compensation (a)                  89,175            88,055               349,251            354,157
Time brokerage agreement fees                           -                 -                     -                479
Corporate expenses, excluding noncash compensation  5,609             5,404                21,359             20,283
Noncash compensation                                4,928             3,205                22,528              9,095
Depreciation and amortization                      11,280            25,101                43,370            100,258
Impairment loss                                         -            10,672                     -             10,672
Restructuring fees and other                            -                 -                     -                768
                                          ----------------   ---------------       ---------------    ---------------

Operating income (loss)                            15,799           (13,804)              125,855             44,110
Interest expense                                  (23,224)          (29,896)             (103,835)          (129,100)
Loss from unconsolidated affiliates                  (336)           (1,541)               (4,544)(b)         (5,003)
Gain (loss) on sale of assets                         413                 -                 9,313 (c)              -
Other income (expense), net                          (347)             (384)                  525              1,346
                                          ----------------   ---------------       ---------------    ---------------

Income (loss) before income taxes, extraordinary
  loss and accounting change                       (7,695)          (45,625)               27,314            (88,647)
Provision (benefit) for income taxes               (2,543)          (13,846)               13,265            (25,623)
                                          ----------------   ---------------       ---------------    ---------------
Income (loss) before extraordinary
  loss and accounting change                       (5,152)          (31,779)               14,049            (63,024)
Cumulative effect of accounting change,
  net of taxes of $102,600 in 2003                      -                 -               167,400                  -
Extraordinary loss, net of taxes of $2,389 and $664
  in 2003 and 2002, respectively                        -                 -                11,117              1,084
                                          ----------------   ---------------       ---------------    ---------------
Net loss                                           (5,152)          (31,779)             (164,468)           (64,108)
Preferred stock dividends                           2,246             2,246                 8,984              8,984
                                          ----------------   ---------------
                                          ----------------   ---------------       ---------------    ---------------
Net loss available to common shareholders        $ (7,398)        $ (34,025)           $ (173,452)         $ (73,092)
                                                  ========         =========            ==========          =========

Basic net income (loss) per common share:
 Before accounting change and extraordinary loss  $ (0.14)          $ (0.72)               $ 0.10            $ (1.52)
 Cumulative effect of accounting change, net of tax    -                 -                 (3.16)                 -
 Extraordinary loss, net of tax                        -                 -                 (0.21)             (0.02)
                                          ----------------   ---------------       ---------------    ---------------
    Net income (loss) available to common sharehol$ (0.14)          $ (0.72)              $ (3.27)           $ (1.54)
                                                   =======           =======               =======            =======

Diluted net income (loss) per common share:
 Before accounting change and extraordinary loss  $ (0.14)          $ (0.72)               $ 0.09            $ (1.52)
 Cumulative effect of accounting change, net of tax    -                 -                 (3.14)                 -
 Extraordinary loss, net of tax                        -                 -                 (0.21)             (0.02)
                                         ----------------   ---------------       ---------------    ---------------
   Net income (loss) available to common sharehol $ (0.14)          $ (0.72)              $ (3.27)           $ (1.54)
                                                   =======           =======               =======            =======

Weighted average shares outstanding:
    Basic                                          53,680            47,531                53,014             47,334
    Diluted                                        53,680            47,531                53,247             47,334

OTHER DATA:
  Station operating income (See below)               37,616            30,578               213,112            185,665
  Cash paid for taxes                                   257                32                   887              1,281
  Capital expenditures                                9,514             4,346                30,549             30,132

COMPUTATION OF STATION OPERATING INCOME:
 Operating income (loss)                           $ 15,799         $ (13,804)            $ 125,855           $ 44,110
 Plus:  Depreciation and amortization                11,280            25,101                43,370            100,258
 Plus:  Corporate expenses, excluding noncash compens 5,609             5,404                21,359             20,283
 Plus:  Noncash compensation                          4,928             3,205                22,528              9,095
 Plus:  Time brokerage fees                              -                 -                     -                479
 Plus:  Restructuring fees                               -                 -                     -                768
 Plus:  Impairment loss                                  -            10,672                     -             10,672
                                            ----------------   ---------------       ---------------    ---------------
  Station operating income                         $ 37,616          $ 30,578             $ 213,112          $ 185,665
                                                   ========          ========             =========          =========

SELECTED BALANCE SHEET INFORMATION:         February 28, 2003  February 28, 2002
                                            -----------------  -----------------
Total Cash and Cash Equivalents                      16,079             6,362
Total Senior, Senior Subordinated
     and Senior Discount Debt                     1,194,789         1,478,507

(a) Revenues and expenses have been adjusted to reflect the reclassification of expenses related to non-traditional revenue.
(b)  Includes $2.1 million noncash charge related to shut-down of LMIV.
(c)  Reflects gain on sale of Denver radio assets in May 2002.